Exhibit 99.1

ProSight Announces Exercise and Closing of Over-Allotment Option

Morristown, NJ – August 15, 2019 – ProSight Global, Inc. (NYSE: PROS)  (“ProSight”), a leader in differentiated specialty insurance, today announced that the underwriters of its previously announced initial public offering (IPO) of 7,857,145 shares of common stock have fully exercised their option to purchase an additional 1,178,570 shares of its common stock from the selling stockholders in the IPO at the IPO price of $14.00 per share less the underwriting discount.  The exercise of the underwriters’ option closed on August 15, 2019.

Goldman Sachs & Co. LLC and Barclays acted as joint lead book-running managers for the offering. BofA Merrill Lynch also acted as a book-running manager for the offering. Dowling & Partners, Keefe, Bruyette & Woods, SunTrust Robinson Humphrey and Citizens Capital Markets acted as co-managers for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282 (telephone: (866) 471-2526 or email: prospectus-ny@ny.email.gs.com); from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com); or from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC28255-0001, Attn: Prospectus Department (email: dg.prospectus_requests@baml.com).

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (SEC) and was declared effective on July 24, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight is an entrepreneurial property and casualty insurance company that designs insurance solutions intended to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer’s operating performance.  ProSight’s products are sold through a limited and select group of retail and wholesale distribution partners.  Each of ProSight’s regulated insurance company subsidiaries are rated “A-” (Excellent) by A.M. Best.

Media:	Institutional Investors:
Joe Hathaway	Dean Evans
JHathaway@prosightspecialty.com	DEvans@prosightspecialty.com
973.532.1706	973.532.1440